Exhibit 99.1

GENESCO INC. REPORTS FISCAL 2023 FIRST QUARTER RESULTS

-- Profitability Exceeds Expectations --

-- Reaffirms Fiscal 2023 Outlook --

First Quarter Fiscal 2023 Financial Summary

•
Net sales of $521 million, a decrease of 3% from last year and an increase of 5% over Q1FY20 with 90 fewer stores compared with three years ago
•
Gross margin increased 50 basis points over last year
•
GAAP operating income decreased 47% from last year and down 9% over Q1FY20
•
Non-GAAP operating income decreased 50% from last year and increased 14% over Q1FY20
•
E-commerce sales decreased 29% from last year and increased 74% from Q1FY20
•
E-commerce sales represented 19% of retail sales this year versus 25% of retail sales last year and 11% of retail sales in Q1FY20
•
GAAP EPS from continuing operations was $0.37 vs. $0.60 last year and $0.36 in Q1FY20
•
Non-GAAP EPS from continuing operations was $0.441 vs. $0.79 last year and $0.33 in Q1FY20
•
Sequential retail sales improvement in April and May to-date compared with last year

NASHVILLE, Tenn., May 26, 2022 --- Genesco Inc. (NYSE: GCO) today reported GAAP earnings from continuing operations per diluted share of $0.37 for the three months ended April 30, 2022, compared to $0.60 in the first quarter last year and $0.36 per diluted share three years ago, prior to the pandemic. Adjusted for the Excluded Items in all periods, the Company reported first quarter earnings from continuing operations per diluted share of $0.44, compared to $0.79 last year and $0.33 per diluted share pre-pandemic.

Mimi E. Vaughn, Genesco board chair, president and chief executive officer, said, “We are very pleased with our start to fiscal 2023, particularly our ability to exceed profitability expectations. While the year ago period posed a difficult comparison due to government stimulus-fueled consumer spending, especially for our Journeys business, our top and bottom line performance on a multi-year basis underscores the success of our footwear focused strategy and our conviction that our company is fundamentally stronger than prior to the pandemic. Importantly, our business accelerated sequentially in April and thus far in May versus last year as inventory levels improved. Our work on increasing digital penetration, improving store economics, and growing branded sales has put us in a great position to drive profitable growth across all channels. We believe these results are a good indication of the positive things to come as we move into the back to school and holiday selling seasons.”

_____________________

1Excludes a gain related to the pension plan termination, retail store asset impairments and expenses related to the new headquarters building, net of tax effect in the first quarter of Fiscal 2023 (“Excluded Items”). A reconciliation of earnings/loss and earnings/loss per share from continuing operations in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) with the adjusted earnings/loss and earnings/loss per share numbers is set forth on Schedule B to this press release. The Company believes that disclosure of earnings/loss and earnings/loss per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Thomas A. George, Genesco chief financial officer, commented, “Our first quarter results were highlighted by strong full priced selling as we continue to experience healthy demand for our merchandise offerings. While sales would have been higher if not for inventory shortfalls, we are pleased that our top-line grew 5% versus the same pre-pandemic period three years ago with 90 fewer stores and adjusted operating income increased 14%. This combined with share repurchases, allowed us to achieve a 33% increase in adjusted EPS compared with pre-pandemic levels with the more efficient use of capital to drive these results. With this first quarter performance and updated outlook on the remainder of the year, we are reaffirming our expectations for adjusted earnings per share for Fiscal 2023 to range between $7.00 and $7.75. We still believe somewhere close to the middle of the range is where we will land.

First Quarter Review

Net sales for the first quarter of Fiscal 2023 decreased 3% to $521 million from $539 million in the first quarter of Fiscal 2022 and increased 5% from $496 million in the first quarter of Fiscal 2020, prior to the pandemic. The sales decrease compared to last year was driven by decreased comparable direct sales, partially offset by increased sales in the wholesale and store channels. The store channel increase was led by our Schuh business as their stores were only open 19% of possible days in the first quarter last year. As a result of store closures in response to the COVID-19 pandemic, the Company has not included first quarter comparable sales for this year or last year, except for comparable direct sales, as it believes that overall sales is a more meaningful metric for these periods. Comparable direct sales for the first quarter of Fiscal 2023 were down 26% compared to an increase of 43% for the first quarter of Fiscal 2022.

The overall sales decrease of 3% for the first quarter this year compared to the first quarter of Fiscal 2022 was led by Journeys where sales were down 16%, as Journeys was the biggest beneficiary of government stimulus in the first quarter last year and experienced a lack of inventory in the first quarter this year due to the impact of supply chain disruptions. The sales decrease in Journeys was partially offset by sales increases of 28% at Schuh, 46% at Johnston & Murphy and 5% at Licensed Brands.

First quarter gross margin this year was 48.3%, up 50 basis points, compared with 47.8% last year and down 110 basis points compared with 49.4% in Fiscal 2020. The increase as a percentage of sales as compared to Fiscal 2022 is due primarily to lower shipping and warehouse expense as a result of lower e-commerce penetration, increased full-priced selling and price increases partially offset by the channel mix impact of increased wholesale sales and increased freight and logistics costs.

Selling and administrative expense for the first quarter this year increased 230 basis points as a percentage of sales as compared with last year and decreased 90 basis points compared with Fiscal 2020. Adjusted selling and administrative expense for the first quarter this year increased 220 basis points as a percentage of sales compared with last year and decreased 120 basis points compared with Fiscal 2020. The increase as compared to Fiscal 2022 is due in large part to one-time benefits for rent credits and government tax relief in the first quarter of Fiscal 2022. In addition, increased selling salaries were partially offset by decreased performance-based compensation expense.

Genesco’s GAAP operating income for the first quarter was $8.2 million, or 1.6% of sales this year, compared with $15.5 million, or 2.9% of sales in the first quarter last year, and $9.1 million, or 1.8% of sales in the first quarter of Fiscal 2020. Adjusted for the Excluded Items in all periods, operating income for the first quarter was $9.5 million this year compared to $18.8 million last year and $8.4 million in the first quarter of Fiscal 2020. Adjusted operating margin was 1.8% of sales in the first quarter of Fiscal 2023, 3.5% in the first quarter last year and 1.7% in the first quarter of Fiscal 2020.

The effective tax rate for the quarter was 36.7% in Fiscal 2023 compared to 40.1% in the first quarter last year and 30.7% in the first quarter of Fiscal 2020. The adjusted tax rate, reflecting Excluded Items, was 34.7% in in the first quarter of Fiscal 2023 compared to 35.7% in the first quarter of last year and 31.3% in the first quarter of Fiscal 2020. The lower adjusted tax rate for Q1 this year as compared to Q1 last year reflects a reduction in the amount of foreign losses for which we are unable to recognize a tax benefit.

GAAP earnings from continuing operations were $5.0 million in the first quarter of Fiscal 2023, compared to $8.9 million in the first quarter last year and $6.5 million in the first quarter of Fiscal 2020. Adjusted for the Excluded Items in all periods, first quarter earnings from continuing operations were $5.9 million, or $0.44 per share, in Fiscal 2023, compared to $11.6 million, or $0.79 per share, in the first quarter of last year and $5.9 million, or $0.33 per share, in the first quarter of Fiscal 2020.

Cash, Borrowings and Inventory

Cash and cash equivalents at April 30, 2022, were $200.6 million, compared with $258.0 million at May 1, 2021. Total debt at the end of the first quarter of Fiscal 2023 was $14.7 million compared with $44.2 million at the end of last year’s first quarter. Inventories increased 33% in the first quarter of Fiscal 2023 on a year-over-year basis and increased 9% versus the first quarter of Fiscal 2020.

Capital Expenditures and Store Activity

For the first quarter, capital expenditures excluding the new headquarters building were $11 million, related primarily to digital and omnichannel initiatives. Depreciation and amortization was $11 million. During the quarter, the Company opened four stores and closed 15 stores. The Company ended the quarter with 1,414 stores compared with 1,444 stores at the end of the first quarter last year, or a decrease of 2%. Square footage was down 2% on a year-over-year basis.

Share Repurchases

The Company repurchased 102,895 shares during the first quarter of Fiscal 2023 at a cost of $6.5 million or an average of $63.17 per share. The Company currently has $100.3 million remaining on its expanded share repurchase authorization announced in February 2022.

Fiscal 2023 Outlook

The Company reaffirms its Fiscal 2023 full year EPS guidance:

•
Sales to be up 1% to 3%, compared to FY22, incorporating the impact of the lower exchange rates with a stronger U.S. dollar.
•
Adjusted diluted earnings per share from continuing operations in the range of $7.00 to $7.75, with an expectation that earnings per share for the year will be near the mid-point of the range.2

Please refer to the Q1FY23 conference call and Q1FY23 Summary Results presentation for details regarding guidance assumptions.

__________________________

2A reconciliation of the adjusted financial measures cited in the guidance to their corresponding measures as reported pursuant to GAAP is included in Schedule B to this press release.

Conference Call, Management Commentary and Investor Presentation

The Company has posted detailed financial commentary and a supplemental financial presentation of first quarter results on its website, www.genesco.com, in the investor relations section. The Company's live conference call on May 26, 2022, at 7:30 a.m. (Central time), may be accessed through the Company's website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

Safe Harbor Statement

This release contains forward-looking statements, including those regarding future sales, earnings, gross margins, expenses, capital expenditures, depreciation and amortization, tax rates, stores openings and closures and all other statements not addressing solely historical facts or present conditions. Forward- looking statements are usually identified by or are associated with such words as “intend,” “expect,” “believe,” “anticipate,” “optimistic” and similar terminology. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to projections reflected in forward-looking statements, including those resulting from the effects of COVID-19 on the Company’s business, including COVID-19 case spikes in locations in which the Company operates, additional stores closures due to COVID-19, weakness in store and shopping mall traffic, restrictions on operations imposed by government entities and/or landlords, changes in public safety and health requirements, and limitations on the Company’s ability to adequately staff and operate stores. Differences from expectations could also result from stores closures and effects on the business as a result of civil disturbances; the level and timing of promotional activity necessary to maintain inventories at appropriate levels; our ability to pass on price increases to our customers; the imposition of tariffs on product imported by the Company or its vendors as well as the ability and costs to move production of products in response to tariffs; the Company’s ability to obtain from suppliers products that are in-demand on a timely basis and effectively manage disruptions in product supply or distribution, including disruptions as a result of COVID-19 or geopolitical events; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the effects of the British decision to exit the European Union and other sources of market weakness in the U.K. and Republic of Ireland; the effectiveness of the Company's omnichannel initiatives; costs associated with changes in minimum wage and overtime requirements; wage pressure in the U.S. and the U.K.; weakness in the consumer economy and retail industry; competition and fashion trends in the Company's markets; risks related to the potential for terrorist events; risks related to public health and safety events; changes in buying patterns by significant wholesale customers; retained liabilities associated with divestitures of businesses including potential liabilities under leases as the prior tenant or as a guarantor; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could cause differences from expectations include the ability to renew leases in existing stores and control or lower occupancy costs, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; the Company’s ability to realize anticipated cost savings, including rent savings; the amount and timing of share repurchases; the Company’s ability to achieve expected digital gains and gain market share; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets, operating lease right of use assets or intangible assets or other adverse financial consequences and the timing and amount of such impairments or other consequences; unexpected changes to the market for the Company's shares or for the retail sector in general; costs and reputational harm as a result of disruptions in the Company’s business or information technology systems either by security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems; the Company’s ability to realize any anticipated tax benefits; and the cost and outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, the Company’s SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via the Company’s website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

About Genesco Inc.

Genesco Inc., a Nashville-based specialty retailer and branded company, sells footwear and accessories in more than 1,410 retail stores throughout the U.S., Canada, the United Kingdom and the Republic of Ireland, principally under the names Journeys, Journeys Kidz, Little Burgundy, Schuh, Schuh Kids, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.journeys.ca, www.littleburgundyshoes.com, www.schuh.co.uk, www.schuh.ie, www.schuh.eu, www.johnstonmurphy.com, www.johnstonmurphy.ca, www.nashvilleshoewarehouse.com, and www.dockersshoes.com. In addition, Genesco sells footwear at wholesale under its Johnston & Murphy brand, the licensed Levi’s brand, the licensed Dockers brand, the licensed Bass brand, and other brands. Genesco is committed to progress in its diversity, equity and inclusion efforts, and the Company's environmental, social and governance stewardship. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Genesco Inc. Financial Contact

Thomas A. George

(615) 367-7465

tgeorge@genesco.com

Genesco Inc. Media Contact

Claire S. McCall

(615) 367-8283

cmccall@genesco.com

GENESCO INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Quarter 1		Quarter 1
	April 30, 2022	% of Net Sales	May 1, 2021	% of Net Sales
Net sales	$520,748	100.0%	$538,695	100.0%
Cost of sales	269,304	51.7%	281,033	52.2%
Gross margin	251,444	48.3%	257,662	47.8%
Selling and administrative expenses	243,481	46.8%	239,465	44.5%
Asset impairments and other, net	(283)	-0.1%	2,670	0.5%
Operating income	8,246	1.6%	15,527	2.9%
Other components of net periodic benefit cost (income)	98	0.0%	(39)	0.0%
Interest expense, net	297	0.1%	729	0.1%
Earnings from continuing operations before income taxes	7,851	1.5%	14,837	2.8%
Income tax expense	2,882	0.6%	5,943	1.1%
Earnings from continuing operations	4,969	1.0%	8,894	1.7%
Loss from discontinued operations, net of tax	(22)	0.0%	(16)	0.0%
Net Earnings	$4,947	0.9%	$8,878	1.6%
Basic earnings per share:
Before discontinued operations	$0.38		$0.62
Net earnings	$0.38		$0.62
Diluted earnings per share:
Before discontinued operations	$0.37		$0.60
Net earnings	$0.37		$0.60
Weighted-average shares outstanding:
Basic	12,961		14,287
Diluted	13,369		14,702

GENESCO INC.

Sales/Earnings Summary by Segment

(in thousands)

(Unaudited)

	Quarter 1		Quarter 1
	April 30, 2022	% of Net Sales	May 1, 2021	% of Net Sales
Sales:
Journeys Group	$314,445	60.4%	$376,548	69.9%
Schuh Group	88,159	16.9%	68,711	12.8%
Johnston & Murphy Group	71,016	13.6%	48,762	9.1%
Licensed Brands	47,128	9.1%	44,674	8.3%
Net Sales	$520,748	100.0%	$538,695	100.0%
Operating income (loss):
Journeys Group	$14,930	4.7%	$33,124	8.8%
Schuh Group	(2,746)	-3.1%	(3,847)	-5.6%
Johnston & Murphy Group	550	0.8%	(3,180)	-6.5%
Licensed Brands	3,793	8.0%	2,561	5.7%
Corporate and Other(1)	(8,281)	-1.6%	(13,131)	-2.4%
Operating income	8,246	1.6%	15,527	2.9%
Other components of net periodic benefit cost (income)	98	0.0%	(39)	0.0%
Interest, net	297	0.1%	729	0.1%
Earnings from continuing operations before income taxes	7,851	1.5%	14,837	2.8%
Income tax expense	2,882	0.6%	5,943	1.1%
Earnings from continuing operations	4,969	1.0%	8,894	1.7%
Loss from discontinued operations, net of tax	(22)	0.0%	(16)	0.0%
Net Earnings	$4,947	0.9%	$8,878	1.6%

(1)
Includes a $0.3 million gain in the first quarter of Fiscal 2023 which includes a $0.7 million gain on the termination of the pension plan, partially offset by $0.4 million for retail store asset impairments. Includes a $2.7 million charge in the first quarter of Fiscal 2022 which includes $2.3 million for legal fees related to the shareholder activist and $0.4 million for retail store asset impairments.

GENESCO INC.

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	April 30, 2022	May 1, 2021
Assets
Cash and cash equivalents	$200,623	$258,044
Accounts receivable	48,868	45,891
Inventories	401,479	301,017
Other current assets(1)	74,609	117,467
Total current assets	725,579	722,419
Property and equipment	219,421	208,759
Operating lease right of use assets	508,986	639,575
Goodwill and other intangibles	66,785	70,056
Other non-current assets	27,671	21,558
Total Assets	$1,548,442	$1,662,367

Liabilities and Equity
Accounts payable	$243,224	$164,975
Current portion operating lease liabilities	137,770	158,295
Other current liabilities	83,882	112,648
Total current liabilities	464,876	435,918
Long-term debt	14,712	44,169
Long-term operating lease liabilities	430,606	555,204
Other long-term liabilities	37,910	48,068
Equity	600,338	579,008
Total Liabilities and Equity	$1,548,442	$1,662,367

(1) Includes prepaid income taxes of $47.1 million and $92.1 million at April 30, 2022 and May 1, 2021, respectively.

GENESCO INC.

Store Count Activity

	Balance 01/30/21	Open	Close	Balance 01/29/22	Open	Close	Balance 04/30/22
Journeys Group	1,159	5	29	1,135	3	8	1,130
Schuh Group	123	0	0	123	1	2	122
Johnston & Murphy Group	178	1	12	167	0	5	162
Total Retail Units	1,460	6	41	1,425	4	15	1,414

GENESCO INC.

Comparable Sales(1)

	Quarter 1
	April 30, 2022	May 1, 2021
Comparable Direct Sales	-26%	43%

(1)
As a result of store closures in response to the COVID-19 pandemic during the first quarter of Fiscal 2022, and the Company's policy of removing any store closed for seven consecutive days from comparable sales, the Company has not included comparable sales for both the first quarter this year and last year, except for comparable direct sales, as it felt that overall sales is a more meaningful metric during these periods.

Schedule B

Genesco Inc.

Adjustments to Reported Earnings from Continuing Operations

Three Months Ended April 30, 2022, May 1, 2021 and May 4, 2019

The Company believes that disclosure of earnings and earnings per share from continuing operations and operating income adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

	April 30, 2022			May 1, 2021			May 4, 2019
In Thousands (except per share amounts)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts
Earnings from continuing operations, as reported		$4,969	$0.37		$8,894	$0.60		$6,470	$0.36
Asset impairments and other adjustments:
Retail store asset impairment charges	$412	359	0.03	$414	326	0.02	$307	212	0.01
Gain on pension termination	(695)	(511)	(0.04)	—	—	0.00	—	—	0.00
Fees related to shareholder activist	—	—	0.00	2,256	1,600	0.11	—	—	0.00
Expenses related to new HQ building	1,526	1,122	0.08	597	424	0.03	—	—	0.00
Gain on lease termination	—	—	0.00	—	—	0.00	(1,000)	(689)	(0.04)
Gain on Hurricane Maria	—	—	0.00	—	—	0.00	(38)	(26)	0.00
Total asset impairments and other adjustments	$1,243	970	0.07	$3,267	2,350	0.16	$(731)	(503)	(0.03)
Income tax expense adjustments:
Other tax items		(3)	(0.00)		400	0.03		(58)	0.00
Total income tax expense adjustments		(3)	(0.00)		400	0.03		(58)	0.00
Adjusted earnings from continuing operations (1) and (2)		$5,936	$0.44		$11,644	$0.79		$5,909	$0.33

(1)
The adjusted tax rate for the first quarter of Fiscal 2023, 2022 and 2020 is 34.7%, 35.7% and 31.3%, respectively.

(2)
EPS reflects 13.4 million, 14.7 million and 17.9 million share count for the first quarter of Fiscal 2023, 2022 and 2020, respectively, which includes common stock equivalents in all periods.

Schedule B

Genesco Inc.

Adjustments to Reported Operating Income and Selling and Administrative Expenses

Three Months Ended April 30, 2022, May 1, 2021 and May 4, 2019

	April 30, 2022
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$14,930	$—	$14,930
Schuh Group	(2,746)	—	(2,746)
Johnston & Murphy Group	550	—	550
Licensed Brands	3,793	—	3,793
Corporate and Other	(8,281)	1,243	(7,038)
Total Operating Income	$8,246	$1,243	$9,489
% of sales	1.6%		1.8%

	May 1, 2021
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$33,124	$—	$33,124
Schuh Group	(3,847)	—	(3,847)
Johnston & Murphy Group	(3,180)	—	(3,180)
Licensed Brands	2,561	—	2,561
Corporate and Other	(13,131)	3,267	(9,864)
Total Operating Income	$15,527	$3,267	$18,794
% of sales	2.9%		3.5%

	May 4, 2019
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$18,976	$—	$18,976
Schuh Group	(5,428)	—	(5,428)
Johnston & Murphy Group	5,106	—	5,106
Licensed Brands	429	—	429
Corporate and Other	(9,999)	(731)	(10,730)
Total Operating Income	$9,084	$(731)	$8,353
% of sales	1.8%		1.7%

In Thousands	April 30, 2022	May 1, 2021	May 2, 2019
Selling and administrative expenses, as reported	$243,481	$239,465	$236,555

Expenses related to new HQ building	(1,526)	(597)	—
Total adjustments	(1,526)	(597)	—
Adjusted selling and administrative expenses	241,955	238,868	236,555
% of sales	46.5%	44.3%	47.7%

Schedule B

Genesco Inc.

Adjustments to Forecasted Earnings from Continuing Operations

Fiscal Year Ending January 28, 2023

In millions (except per share amounts)	High Guidance Fiscal 2023		Low Guidance Fiscal 2023
	Net of Tax	Per Share	Net of Tax	Per Share
Forecasted earnings from continuing operations	$102.0	$7.59	$91.6	$6.81
Asset impairments and other adjustments:
Retail store asset impairments and other matters	0.6	0.04	0.9	0.07
New building costs	1.6	0.12	1.6	0.12
Total asset impairments and other adjustments (1)	2.2	0.16	2.5	0.19
Adjusted forecasted earnings from continuing operations (2)	$104.2	$7.75	$94.1	$7.00

(1)
All adjustments are net of tax where applicable. The forecasted tax rate for Fiscal 2023 is approximately 27%.
(2)
EPS reflects 13.4 million share count for Fiscal 2023 which includes common stock equivalents.

This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.